Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NLIGHT, INC.

The undersigned, Scott H. Keeney, hereby certifies that:

1.                                      He is the duly elected and acting President of nLight, Inc., a Delaware corporation.

2.                                      The Certificate of incorporation of this Corporation was originally filed with the Secretary of State of Delaware on July 27, 2000 under the name nLight Photonics Corporation.

3.                                      The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is nLIGHT, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)                               Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 319,477,812 shares, each with a par value of $0.0001 per share. 190,000,000 shares shall be Common Stock and 129,477,812 shares shall be Preferred Stock.

(B)                               Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 22,862,090 shares. The second series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 28,300,533 shares. The third series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 11,839,175 shares. The fourth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 37,253,338 shares. The fifth series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 29,222,676 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are as set forth below in this Article IV(B).

1.              Dividend Provisions.

(a)         The holders of shares of Series F Preferred Stock and Series G Preferred Stock, on a pari passu basis, shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock. The dividend rate for the Series F Preferred Stock shall be equal to $0.04116 per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after April 27, 2017 (the “Filing Date”)) on each outstanding share of Series F Preferred Stock. The dividend rate for the Series G Preferred Stock shall be equal to $0.04791 per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after the Filing Date) on each outstanding share of Series G Preferred Stock. The holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends payable out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.06792, in the case of the Series C Preferred Stock, $0.03672 in the case of the Series D Preferred Stock, and $0.059756 in the case of the Series E Preferred Stock, per share per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after the Filing Date) on such series of Preferred Stock, payable annually. Such dividends shall be payable only when, as, and if declared by the board of directors of the Corporation (the “Board of Directors”), and shall not be cumulative.

(b)         No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless the full preferential dividends of the Preferred Stock set forth in Section 1(a) above shall have first been declared and paid or set apart for payment. Notwithstanding anything to the contrary in this Section 1, whether or not all declared dividends on the Preferred Stock shall have been paid or funds have been set aside therefor, the Corporation, at any time, out of funds legally available therefor (i) may repurchase shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or (ii) may exercise any rights of first refusal that the Corporation may have with respect to transfers by certain stockholders of their shares of capital stock of the Corporation.

2.              Liquidation.

(a)         Senior Preferred Preference. In the event of any Liquidation Event (as defined below), the holders of the Series F Preferred Stock and Series G Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock by reason of their ownership thereof, in the case of the Series F Preferred Stock, an amount equal to $1.029 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series F Preferred Stock then held by them plus declared but unpaid dividends, if any, and, in the case of the Series G Preferred Stock, an amount equal to $1.1977 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series G Preferred Stock then held by them plus declared but unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred Stock and Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock and Series G Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)         Junior Preferred Preference. Upon the completion of the distribution required by Section 2(a) above, the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $1.698 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series C Preferred Stock then held by them, $0.918 (as adjusted for stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each shares of Series D Preferred Stock then held by them, and $1.4939 (as adjusted for stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series E Preferred Stock then held by them, in each case plus declared but unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c)          Remaining Assets. Upon the completion of the distribution required by Sections 2(a) and 2(b) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(d)         Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution without first foregoing participation in the distribution, or series of distributions, as shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, as applicable. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event (as defined below), each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have been deemed to have converted) into shares of Common Stock. The amount to which holder of shares of a series of Preferred Stock is entitled to receive with respect to a Liquidation Event is referred to herein as the “Liquidation Amount” for such series.

(e)          Certain Acquisitions.

(i)             Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) shall be deemed to occur if the Corporation shall sell, convey, exclusively license or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or other entity or person, or effect any other corporate reorganization (including through a merger or consolidation of a subsidiary of the Corporation in which the Corporation issues shares of its capital stock), in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, do not own at least fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization in substantially the same proportions as the ownership of voting power immediately prior to such consolidation, merger or reorganization, or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(e)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation or to a sale of stock for the sole purpose of raising capital.

(ii)          Valuation of Consideration. In the event of a Liquidation Event as described in Section 2(e)(i) above, if the consideration received by the stockholders of the Corporation or by Corporation itself is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)       Securities not subject to investment letter or other similar restrictions on free marketability (unless otherwise specified in the definitive agreement relating to such deemed liquidation):

(1)         If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)         If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)         If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, including a majority of the directors designated by the holders of the Preferred Stock.

(B)       The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii)       Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than fifteen (15) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of

Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iv)      Effect of Noncompliance. In the event the requirements of Section 2(e)(iii) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e)(iii) hereof.

(v)         Effecting Certain Liquidation Events. The Corporation shall not have the power to effect a Liquidation Event involving a merger or consolidation in which the Corporation is a party unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c) and 2(d).

(f)           Redemption in Connection with Certain Liquidation Events.

(i)             In the event of a Liquidation Event to which Subsection 2(e)(v) does not apply, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after the closing of such Liquidation Event, if the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150’) day after such Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount with respect to such shares of Preferred Stock (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds in the order of priority set forth in Subsections 2(a) and 2(b), and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2(e)(vi), the Corporation shall not expend or dissipate the consideration received from such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

(ii)          Notwithstanding the foregoing, no proceeds from a Liquidation Event after which a redemption is effected in accordance with this Section that are retained in an escrow or holdback, or become payable upon the satisfaction of certain performance conditions (the “Contingent Amount”), shall be distributed pursuant to this Subsection (f) until thirty (30) days after the release or payment of such Contingent Amount to the Corporation.

(iii)       Redemption Mechanics.

(A)       The Corporation shall send written notice of a required redemption pursuant to Subsection 2(f) (the “Redemption Notice”) to each holder of record of Preferred Stock, at the address last shown on the records of the Corporation for such holder, not less than thirty (30)

days prior to the Redemption Date. The Redemption Notice shall state (i) the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date; (ii) the Redemption Date and the Redemption Price; and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(B)       On or before the Redemption Date, each holder of shares of Preferred Stock, unless such holder has exercised his, her or its right to convert such shares, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each such surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C)       From and after the Redemption Date, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest, upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(D)       On or prior to the Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate or share certificates to the Corporation pursuant to Section(2Xf)(iii). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date, the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor (in the case of certificated shares). The balance of any moneys deposited by the Corporation pursuant to this Section 2(f)(iii)(D) remaining unclaimed at the expiration of two (2) years following the applicable Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

3.              Redemption. Except as set forth in Subsection 2(f)(i), the Preferred Stock is not redeemable.

4.              Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)         Right to Convert.

(i)             Subject to Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share shall be $1.698 for shares of Series C Preferred Stock (the “Series C Conversion Price”) $0.918 per share for shares of Series D Preferred Stock (the “Series D Conversion Price”), $1.4939 per share for shares of Series E Preferred Stock (the “Series E Conversion Price”), $1.029 per share for shares of Series F Preferred Stock (the “Series F Conversion Price”) and $1.1977 per share for shares of Series G Preferred Stock (the “Series G Conversion Price”). Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below. The “Original Price” per share shall be $1.698 for shares of Series C Preferred Stock, $0.918 for shares of Series D Preferred Stock, $1.4939 for shares of Series E Preferred Stock, $1.029 for shares of Series F Preferred Stock and $1.1977 for shares of Series G Preferred Stock.

(b)         Automatic Conversion.

(i)             Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $1.437 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date) and which results in aggregate cash proceeds to the Corporation of at least $50,000,000 (before underwriting discounts and commissions) (the “Qualified IPO”) or (ii) the date specified by written consent or agreement of (A) the holders of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted basis and (B) the holders of a majority of the then outstanding shares of Series G Preferred Stock voting together as a single class. In the event of the automatic conversion of the Preferred Stock in connection with a Qualified FPO or a written consent, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall be deemed to have converted such Preferred Stock immediately prior to the closing of such sale and issuance of securities or upon the date specified in such written consent, as the case may be.

(c)          Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) of this Article IV, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock either are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)         Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)             Issuance of Additional Stock below the Conversion Price. If the Corporation shall issue, after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, the applicable Conversion Price for each such series in effect immediately prior to such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)       Adjustment Formula. Whenever the Conversion Price of a series is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B)       Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E) by the Corporation after the Filing Date) other than

(1)         As a dividend or distribution on the Preferred Stock or any event for which adjustment is made pursuant to a transaction described in Section 4(d)(ii) hereof,

(2)         Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other similar arrangement approved by the Board of Directors,

(3)         Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors,

(4)         Shares of Common Stock or Preferred Stock issuable upon exercise of warrants, options or other rights to purchase such shares outstanding as of the effective date of this Amended and Restated Certificate of Incorporation,

(5)         Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors,

(6)         Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, or upon conversion of securities convertible or exchangeable for Common Stock (“Convertible Securities”), provided that, except as otherwise set forth in this Section 4(d)(i)(B), such Convertible Securities shall be deemed “Additional Stock,”

(7)         Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock,

(8)         Shares of Series G Preferred Stock,

(9)         With respect to any series of Preferred Stock, capital stock excluded from the definition of “Additional Stock” by written consent or agreement of the holders of a majority of the then outstanding shares of such series of Preferred Stock, voting together as a separate class, and

(10)  Capital stock issued by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Stock by the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) or this clause (10).

(C)       No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)       Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)        Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)         The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)         The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3)         In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)         Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)         The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and

4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(F)         No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price for such series in effect immediately prior to such adjustment.

(ii)          Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)       Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)          Other Distributions. Except as otherwise adjusted in this Section 4, in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii) or Section 1 of this Article IV, then, in each such case for the purpose of this Section 4(e) the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)           Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable

Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)          No Fractional Shares and Certificate as to Adjustments.

(i)             No fractional shares shall be issued upon the conversion of any shares of Preferred Stock. The number of shares issuable to any holder upon conversion of any series of Preferred Stock shall be determined on the basis of the total number of shares of the series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(ii)          Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)         Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)             Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(j)            Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or with an overnight courier and addressed to each holder of record at his address appearing on the books of the Corporation.

5.              Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.              Protective Provisions.

(a)         So long as at least an aggregate of 40,000,000 shares (as adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date) of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by merger, consolidation, amendment to this Certificate of Incorporation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(i)                         increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock as a class or any series thereof;

(ii)                      authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any series of the then-outstanding Preferred Stock with respect to redemption, voting, dividends, conversion or upon liquidation;

(iii)                   pay dividends to or redeem any equity securities, other than (a) redemptions pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (b) pursuant to any rights of first refusal that the Corporation may have with respect to transfers by certain stockholders of their shares or (c) the repurchase or withholding of shares by the Corporation upon the exercise of stock options, in order to address tax liabilities,

(iv)                  effect a transaction deemed to be a Liquidation Event described in Section 2(e)(i) above or any liquidation or dissolution of the Corporation;

(v)                     amend the Certificate of Incorporation or Bylaws in a manner (including the filing of a Certificate of Designation) that materially and adversely alters or changes the rights, preferences or privileges of the Preferred Stock or any series thereof;

(vi)                  increase or decrease the authorized number of members of the Board of Directors from eight (8);

(vii)               issue securities of any subsidiary of the Corporation or create or cause the Corporation to hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or substantially all of any subsidiary assets;

(viii)            increase the aggregate number of shares of Common Stock reserved for issuance pursuant to the Corporation’s existing stock option plans above 44,967,687 shares (as adjusted for stock splits, stock dividends or recapitalizations occurring after the Filing Date); or

(ix)                  create or authorize the creation of any debt security.

(b)                                 So long as any shares (as adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date) of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by merger, consolidation, amendment to this Certificate of Incorporation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting separately as a series:

(i)                         amend the Certificate of Incorporation or Bylaws in a manner (including the filing of a Certificate of Designation) that materially and adversely alters or changes the rights, preferences or privileges of the Series E Preferred Stock in a manner different from the other series of Preferred Stock then outstanding;

(ii)                      increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock; or

(iii)                   amend this Section 6(b).

(c)                                  So long as any shares (as adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date) of Series F Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by merger, consolidation, amendment to this Certificate of Incorporation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting separately as a series:

(i)                         amend the Certificate of Incorporation or Bylaws in a manner (including the filing of a Certificate of Designation) that materially and adversely alters or changes the rights, preferences or privileges of the Series F Preferred Stock in a manner different from the other series of Preferred Stock then outstanding;

(ii)                      increase or decrease (other than by conversion) the total number of authorized shares of Series F Preferred Stock; or

(iii)                   amend this Section 6(c).

(d)                                 So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by merger, consolidation, amendment to this Certificate of Incorporation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series G Preferred Stock, voting separately as a series:

(i)                         amend the Certificate of Incorporation or Bylaws in a manner (including the filing of a Certificate of Designation) that materially and adversely alters or changes the rights, preferences or privileges of the Series G Preferred Stock in a manner different from the other series of Preferred Stock then outstanding;

(ii)                      increase or decrease (other than following conversion of shares of Series G Preferred Stock and only to the extent of the number of shares so converted) the total number of authorized shares of Series G Preferred Stock;

(iii)                   authorize the issuance of securities having preference senior to the Series G Preferred Stock with respect to redemption, voting, dividends, conversion or upon a Liquidation Event in accordance with Section 2(e)(i) above;

(iv)                  pay dividends to or redeem any equity securities, other than (a) redemptions pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (b) pursuant to any rights of first refusal that the Corporation may have with respect to transfers by certain stockholders of their shares or (c) the repurchase or withholding of shares by the Corporation upon the exercise of stock options, in order to address tax liabilities;

(v)                     enter into a transaction or series of transactions to effect a Liquidation Event in accordance with Section 2(e)(i) above if the non-contingent proceeds payable on a share of Series G Preferred Stock in accordance with Section 2(a) above are less than $1.437 per share for shares of Series G Preferred Stock (as adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date); or

(vi)                  amend this Section 6(d).

7.              Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

8.              Common Stock.

(a)                                 Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b)                                 Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section 2 of Article 1V(B).

(c)                                  Redemption. The Common Stock is not redeemable.

(d)                                 Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(6)(2) of the Delaware General Corporation Law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation subject to restrictions contained herein.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)                               To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)                               The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)                               Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article WI, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

*   *   *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Executed at Vancouver, Washington, on April 27, 2017.

/s/ Scott Keeney
Scott H. Keeney, President

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NLIGHT, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the following Certificate of Amendment of Certificate of Incorporation is submitted for filing:

1.              The name of the Corporation is nLIGHT, Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was originally filed with the Secretary of State of Delaware on July 27, 2000 under the name nLight Photonics Corporation.

2.              This Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) was duly adopted by the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware. Other than as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation shall remain in full force and effect, without modification, amendment or change.

3.              This Certificate of Amendment was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.              A new Section (AA) of Article IV is hereby added immediately following Section (A) of Article IV, to read in its entirety as follows:

“(AA)     Reverse Stock Split.     At the initial date and time of the effectiveness of this Certificate of Amendment (the “Reverse Split Effective Time”), the following recapitalization (the “Reverse Split”) shall occur: (i) each five shares of Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Common Stock; (ii) each five shares of Series C Preferred Stock (as defined below) issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Series C Preferred Stock; (iii) each five shares of Series D Preferred Stock (as defined below) issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Series D Preferred Stock; (iv) each five shares of Series E Preferred Stock (as defined below) issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Series E Preferred Stock; (v) each five shares of Series F Preferred Stock (as defined below) issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Series F Preferred Stock; and (vi) each five shares of Series G Preferred Stock (as defined below) issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined and reconstituted into one share of Series G Preferred Stock.  No fractional shares will be issued in connection with the Reverse Split.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (a) the fractional share to which the holder would otherwise be entitled and (b) the then fair value of a share as determined in good faith by the board of directors of the Corporation. Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock immediately prior to the Reverse Split Effective Time shall, from and after the Reverse Split Effective Time, represent that number of shares of the class or

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series of Common Stock or Preferred Stock into which such shares shall have been combined pursuant to the Reverse Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Reverse Split Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been combined pursuant to the Reverse Split. For the avoidance of doubt, no change to the par value of the Common Stock or the Preferred Stock shall be effected as a result of the Reverse Split.

All share and per share amounts set forth in this Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), have been revised to reflect the Reverse Split, and, accordingly, no further adjustment pursuant to the terms of this Restated Certificate shall be made as a result of the Reverse Split.

5.              The text of Section B(1)(a) of Article IV is hereby amended and restated in its entirety as follows:

“(a)         The holders of shares of Series F Preferred Stock and Series G Preferred Stock, on a pari passu basis, shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock.  The dividend rate for the Series F Preferred Stock shall be equal to $ 0.20580 per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after April 13, 2018 (the “Filing Date”)) on each outstanding share of Series F Preferred Stock.  The dividend rate for the Series G Preferred Stock shall be equal to $ 0.23955 per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after the Filing Date) on each outstanding share of Series G Preferred Stock.  The holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends payable out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $ 0.33960, in the case of the Series C Preferred Stock, $ 0.18360 in the case of the Series D Preferred Stock, and $ 0.298780 in the case of the Series E Preferred Stock, per share per annum (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events occurring after the Filing Date) on such series of Preferred Stock, payable annually.  Such dividends shall be payable only when, as, and if declared by the board of directors of the Corporation (the “Board of Directors”), and shall not be cumulative.”

6.              The text of Section B(2)(a) and (b) of Article IV is hereby amended and restated in its entirety as follows:

“(a)         Senior Preferred Preference.  In the event of any Liquidation Event (as defined below), the holders of the Series F Preferred Stock and Series G Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock by reason of their ownership thereof, in the case of the Series F Preferred Stock, an amount equal to $5.145 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series F Preferred Stock then held by them plus declared but unpaid dividends, if any, and, in the case of the Series G Preferred Stock, an amount equal to $5.9885 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series G Preferred Stock then held by them plus declared but unpaid dividends, if any.  If, upon the occurrence of such event, the assets and

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funds thus distributed among the holders of the Series F Preferred Stock and Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock and Series G Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)          Junior Preferred Preference.  Upon the completion of the distribution required by Section 2(a) above, the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $8.490 (as adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series C Preferred Stock then held by them, $4.590 (as adjusted for stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each shares of Series D Preferred Stock then held by them, and $7.4695 (as adjusted for stock dividends, combinations or splits with respect to such shares occurring after the Filing Date) for each share of Series E Preferred Stock then held by them, in each case plus declared but unpaid dividends, if any.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.”

7.              The text of Sections B(4)(a) and (b) of Article IV is hereby amended and restated in its entirety as follows:

“(a)         Right to Convert.  Subject to Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial “Conversion Price” per share shall be $ 8.490 for shares of Series C Preferred Stock (the “Series C Conversion Price”), $ 4.590 per share for shares of Series D Preferred Stock (the “Series D Conversion Price”), $ 7.4695 per share for shares of Series E Preferred Stock (the “Series E Conversion Price”), $ 5.145 per share for shares of Series F Preferred Stock (the “Series F Conversion Price”) and $ 5.9885 per share for shares of Series G Preferred Stock (the “Series G Conversion Price”).  Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.  The “Original Price” per share shall be $8.490 for shares of Series C Preferred Stock, $4.590 for shares of Series D Preferred Stock, $7.4695 for shares of Series E Preferred Stock, $5.145 for shares of Series F Preferred Stock and $5.9885 for shares of Series G Preferred Stock.

(b)           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $7.185 per share (appropriately adjusted for any stock split, dividend,

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combination or other recapitalization occurring after the Filing Date) and which results in aggregate cash proceeds to the Corporation of at least $50,000,000 (before underwriting discounts and commissions) (the “Qualified IPO”) or (ii) the date specified by written consent or agreement of (A) the holders of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted basis and (B) the holders of a majority of the then outstanding shares of Series G Preferred Stock voting together as a single class.  In the event of the automatic conversion of the Preferred Stock in connection with a Qualified IPO or a written consent, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall be deemed to have converted such Preferred Stock immediately prior to the closing of such sale and issuance of securities or upon the date specified in such written consent, as the case may be.”

8.              The text of Section B(6)(a) of Article IV is hereby amended and restated in its entirety as follows:

“(a)    So long as at least an aggregate of 8,000,000 shares (as adjusted for any stock split, dividend, combination or other recapitalization occurring after the Filing Date) of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by merger, consolidation, amendment to this Certificate of Incorporation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:”

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Scott Keeney, its President and Chief Executive Officer, as of April 13, 2018.

nLIGHT, INC.

By:	/s/ Scott Keeney
Name:	Scott Keeney
Title:	President and Chief Executive Officer